NUMBER

SHARES

See Reverse for Certain Definitions

Incorporated under the laws of the State of Delaware

GLADSTONE HOLDING CORPORATION

Total Authorized Issue
3,000 Shares $.01 Par Value
Common Stock

CANCELLED

This is to certify that ______________________________ is the owner of
______________________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

David Gladstone, President

Terry Brubaker, Secretary